Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Marriott International, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.875% Series NN Notes due 2029	Rule 457(o) (1)	$250,000,000	100.205%	$250,512,500	0.00013810	$34,595.78
	Debt	5.650% Series YY Notes due 2036	Rule 457(o) (1)	$1,000,000,000	99.325%	$993,250,000	0.00013810	$137,167.83
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amo un ts					$1,243,762,500		$171,763.61
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$171,763.61
(1) Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as ame
n
ded.